Exhibit 99.1

Bristol-Myers Squibb Achieves Strong Sales, Earnings Performance in Third Quarter

•	Launches ONGLYZA® in the U.S. and Europe

•	Posts Strong BioPharmaceuticals Growth Led By 12% Increase in U.S. Sales

•	Continues Gross Margin Improvements and Execution of Productivity Initiatives

•	GAAP EPS Increases 66% Compared to Third Quarter 2008; Non-GAAP EPS Increases 16%

•	Raises 2009 GAAP EPS Guidance to $1.72 to $1.77; Refines 2009 Non-GAAP EPS Guidance to $2.00 to $2.05; Reiterates Minimum Expected 15% Non-GAAP 2007-2010 EPS CAGR

(NEW YORK, October 22, 2009) — Bristol-Myers Squibb Company (NYSE:BMY) today reported strong sales and earnings growth for the third quarter 2009.

“The performance in the third quarter of 2009 clearly shows the results of our outstanding business performance, disciplined financial management and overall strategic execution,” said James M. Cornelius, chairman and chief executive officer. “We are transforming Bristol-Myers Squibb into a BioPharma leader and the recent approval and launch of ONGLYZA for the treatment of type 2 diabetes is a great example of what we do best: discover, develop and deliver innovative medicines that help patients prevail over serious diseases.

“As part of our transformation, we are continuing to advance our String of Pearls strategy and I’m pleased to see that we’ve rapidly integrated Medarex into our R&D organization. Since formally acquiring Medarex in September, its scientific leadership, clinical assets and platform technologies have been a welcome addition as we work toward becoming a leader in immuno-oncology.”

Third Quarter Performance
	2009	2008	Change
Net Sales	$5,487	$5,254	4%
Net Earnings from Continuing Operations	$966	$588	64%
GAAP Diluted EPS from Continuing Operations	0.48	0.29	66%
Non-GAAP Diluted EPS from Continuing Operations	0.52	0.45	16%
($ amounts in millions, except per share amounts)

THIRD QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted third quarter 2009 net sales from continuing operations of $5.5 billion, an increase of 4%, or 7% excluding foreign exchange impact, compared to the same period in 2008.

•

Gross profit improved to 71.5% of net sales in the third quarter 2009 compared to 68.9% in 2008. The improvement was driven by higher biopharmaceutical average prices, realized manufacturing efficiencies, including savings from continuous improvement efforts, favorable foreign exchange impact and favorable worldwide product mix.

•

Marketing, selling and administrative expenses decreased by 8%, or 5% excluding foreign exchange impact, to $1.1 billion in the third quarter of 2009 compared to the same period in 2008, primarily due to a continued reduction in general and administrative expenses through continuous improvement initiatives.

•	Advertising and product promotion spending was flat or increased 3% excluding foreign exchange impact, to $361 million in the third quarter of 2009 compared to 2008.

•	Research and development expenses were relatively flat or increased 2% excluding foreign exchange impact, to $838 million in the third quarter of 2009 compared to the same period in 2008.

•	The effective tax rate on earnings from continuing operations was 25.2% for the third quarter compared to 26.7% in 2008.

•

The company reported third quarter net earnings from continuing operations attributable to Bristol-Myers Squibb Company of $966 million or $0.48 per diluted share, compared to $588 million or $0.29 per diluted share for the same period in 2008.

•

The company reported third quarter non-GAAP net earnings from continuing operations attributable to Bristol-Myers Squibb Company of $1,046 million or $0.52 per diluted share, compared to $910 million or $0.45 per diluted share for the same period in 2008. An overview of specified items is discussed under “Use of Non-GAAP Financial Information.”

•

Cash, cash equivalents and marketable securities were $7.9 billion as of September 30, 2009. The company maintains a strong net cash position of $1.3 billion. This takes into account the $2.1 billion net impact of the Medarex acquisition. Cash flow from operating activities amounted to $1.5 billion during the third quarter of 2009 and the company remains focused on strengthening its balance sheet and maintaining financial flexibility. Based on Mead Johnson Nutrition Company’s announcement today that it is considering options to refinance its outstanding intercompany debt, Bristol-Myers Squibb expects to receive approximately $1.75 billion in cash upon closing of the refinancing.

SEGMENT RESULTS

BioPharmaceuticals

•

BioPharmaceuticals net sales totaled $4.8 billion in the third quarter of 2009, representing an increase of 6%, or 9% excluding foreign exchange impact, compared to the same period in 2008. U.S. BioPharmaceuticals net sales increased 12% to $3.0 billion in the third quarter of 2009 compared to 2008. International BioPharmaceuticals net sales decreased 2%, or increased 5% excluding foreign exchange impact, to $1.8 billion.

•	Sales growth in the third quarter was led by continued sales increases for PLAVIX® (+8%) and strong global sales growth for ABILIFY® (+16%).

•	The virology portfolio continues to demonstrate worldwide sales growth, led by BARACLUDE® for hepatitis B (+33%), the Sustiva franchise (+7%) and REYATAZ® for HIV (+5%).

•	ORENCIA® and SPRYCEL® grew worldwide 36% and 30%, respectively as compared to the same period in 2008.

•	ERBITUX® sales were down 3% compared to the third quarter 2008.

•	ONGLYZA® has been launched in the U.S. and Europe and contributed approximately $20 million in sales in the third quarter.

•

BioPharmaceuticals realized a 170 basis point increase in gross margin compared to the third quarter of 2008. Key drivers of the improvement were higher biopharmaceutical average price, cost savings, including those related to continuous improvement initiatives, foreign exchange favorability and product mix.

•

BioPharmaceuticals pre-tax earnings increased 19% to $1.2 billion in the third quarter of 2009 compared to the same period in 2008. The increase in earnings was driven by increased sales, improved gross margins as well as reductions in marketing, selling and administrative expenses from the company’s continuous improvement initiatives.

Mead Johnson Nutrition Company

•	Mead Johnson’s net sales totaled $699 million in the third quarter of 2009, representing a 6% decrease, or 2% excluding foreign exchange impact, compared to the same period in 2008.

•

Bristol-Myers Squibb’s share of Mead Johnson’s earnings decreased by 20% to $127 million primarily due to the impact of items attributed to the February 2009 initial public offering, including the 17% reduction in ownership.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Metabolics/Cardiovascular

•

Bristol-Myers Squibb and AstraZeneca announced on July 31 that the U.S. Food and Drug Administration (FDA) approved ONGLYZA® (saxagliptin), a dipeptidyl peptidase-4 (DPP4) inhibitor, for the treatment of type 2 diabetes mellitus in adults. The companies also announced on October 5 that the European Commission granted marketing authorization for ONGLYZA.

•

In October, the company announced results of a 18-week Phase IIIb study in adults with type 2 diabetes with inadequate glycemic control on metformin therapy alone. The study showed that the addition of treatment with ONGLYZA 5mg per day achieved the primary objective of demonstrating non-inferiority compared to addition of treatment with JANUVIA (sitagliptin) 100mg per day in reducing glycosylated hemoglobin level (HbA1c) from baseline.

•

In October, the company also announced results from a 24-week Phase III clinical study of the investigational drug dapagliflozin. The study showed that dapagliflozin, added to metformin, demonstrated significant mean reductions in the primary endpoint, HbA1c, and in the secondary endpoint, fasting plasma glucose in patients with type 2 diabetes inadequately controlled with metformin alone, as compared to placebo plus metformin. The study also showed that individuals receiving dapagliflozin had statistically greater mean reductions in body weight compared to individuals taking placebo.

•

Bristol-Myers Squibb and sanofi-aventis announced results of the CURRENT OASIS-7 study at the European Society of Cardiology. The study provided information about an intensified dose-regimen of PLAVIX® in acute coronary syndrome (ACS) patients intended to undergo angioplasty.

•

While the study showed no added benefit on the composite primary end-point (cardiovascular death, heart attack or stroke at 30 days) with the higher dose when the entire ACS study population was considered, potentially medically relevant differences in patient outcomes were observed in relevant subgroups pre-specified for preliminary analysis, such as the percutaneous coronary intervention group.

•

In July, the results of the apixaban ADVANCE-2 study were presented at a late-breaking clinical trial session at the Congress of the International Society of Thrombosis and Hemostasis. The study demonstrated that apixaban was superior to the European regimen of enoxaparin (standard of care) for reducing the risk of venous thromboembolism in patients undergoing total knee replacement surgery and showed lower observed bleeding rates compared to enoxaparin. The study also showed that the overall safety profile for apixaban was similar to enoxaparin.

Oncology

•

On September 23 at the European Cancer Organisation/European Society of Medical Oncology Multidisciplinary Congress (ECCO/ESMO), data were presented on two Phase III ERBITUX® studies in first-line metastatic colorectal cancer patients.

•

A retrospective analysis of the Phase III CRYSTAL study demonstrated that ERBITUX®, when added to a FOLFIRI chemotherapy regimen, was shown to increase median overall survival in first-line metastatic colorectal cancer (mCRC) patients compared to those receiving FOLFIRI alone. In a subset of patients with wild-type K-ras tumors, median overall survival was increased to 23.5 months in patients who received ERBITUX plus FOLFIRI compared to 20 months for those taking FOLFIRI alone.

•

Another Phase III study of ERBITUX plus chemotherapy (primarily capecitabine plus oxaliplatin) in first-line mCRC, known as COIN, was conducted in the UK by the Medical Research Council. The COIN study did not meet its primary endpoint of overall survival.

•	On July 20, the FDA approved revisions to the U.S. prescribing information for ERBITUX® concerning treatment of patients with epidermal growth factor receptor (EGFR)-expressing mCRC.

Immunology

•

The company announced on September 3 that the FDA had accepted, for filing and review, the company’s submission of a biologic license application for belatacept, which is in ongoing Phase III development for use in kidney transplantation. The Prescription Drug User Fee Act (PDUFA) goal date for the FDA is May 1, 2010.

•

On August 26, the company announced that clinical data added to the labeling for ORENCIA® support use of ORENCIA for patients with moderate to severe rheumatoid arthritis of less than or equal to two years duration. The efficacy and safety data further support use of ORENCIA in new-to-biologic patients with moderate to severe rheumatoid arthritis.

STRATEGIC UPDATE

Bristol-Myers Squibb completed its tender offer for the acquisition of Medarex, Inc. on September 1. The acquisition positions Bristol-Myers Squibb for long-term leadership in biologics; gives the company full rights to a promising Phase III compound, ipilimumab; significantly expands the company’s oncology and immunology pipeline and provides access to novel antibody discovery technology.

On September 15, Bristol-Myers Squibb announced the sale of its OTC assets in Asia Pacific, excluding China and Japan, and shares in PT Bristol-Myers Squibb Indonesia Tbk to Taisho Pharmaceutical Company Ltd. for $310 million, due in the fourth quarter.

On October 1, the company sold its mature pharmaceutical brands and a manufacturing facility in Australia to Sigma Pharmaceuticals Limited for $62 million, also due in the fourth quarter.

2009 GUIDANCE

Bristol-Myers Squibb is raising its 2009 GAAP EPS from continuing operations guidance to $1.72 to $1.77 and refining its non-GAAP EPS from continuing operations guidance to $2.00 to $2.05. Key 2009 guidance assumptions include mid single-digit revenue growth (high single digit growth excluding foreign exchange); a full-year gross margin improvement of approximately 200 basis points; advertising and promotion increase in the low-to-mid single-digit range; marketing, sales and administrative expense decrease in the low-to-mid single digits; research and development expense growth in the mid single-digit range; and an effective tax rate of approximately 25%.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations attributable to the company to grow at a minimum 15 percent compounded annual growth rate, from the 2007 base through 2010 without rebasing for the sale of the ConvaTec business, excluding the impact of any U.S. healthcare reforms, costs associated with productivity transformation initiatives and other specified items that have not yet been identified and quantified.

The financial guidance for 2009 and the three-year compound annual growth rate include the impact of the company’s acquisition of Medarex and exclude any potential future strategic acquisitions and divestitures. The acquisition of Medarex is expected to decrease the company’s earnings per share by $0.02 to $0.03 in 2009 and $0.07 to $0.09 in 2010.

The non-GAAP 2009 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; debt retirement costs; impairments to investments; and significant tax events.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative; gains or losses from the purchase or sale of businesses and product lines, including Medarex; discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; in-process research and development charges prior to 2009; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appealing of the Circuit Court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy and Productivity Transformation Initiative, the expiration of patents or data protection on certain products (including the expiration of data protection for PLAVIX® in the European Union), and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases.

There will be a conference call on October 22, 2009 at 10:30 a.m. (ET) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing 913-312-1296, confirmation code 4883550. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Tracy Furey, 609-252-3208, Communications, John Elicker, 609-252-4611, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

BRISTOL-MYERS SQUIBB COMPANY

NET SALES AND EARNINGS BY OPERATING SEGMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2009	2008	% Change	2009	2008	% Change
Net Sales
BioPharmaceuticals	$4,788	$4,510	6%	$13,775	$13,173	5%

Mead Johnson	699	744	(6)%	2,111	2,175	(3)%

Net Sales	$5,487	$5,254	4%	$15,886	$15,348	4%

Earnings
BioPharmaceuticals	$1,216	$1,022	19%	$3,556	$2,702	32%

Mead Johnson*	127	159	(20)%	437	555	(21)%

Reconciling items
Specified items	(88)	(409)	(78)%	(500)	(756)	(34)%

Noncontrolling interest	469	383	22%	1,356	1,082	25%

Earnings from continuing operations before income taxes	$1,724	$1,155	49%	$4,849	$3,583	35%

*	Mead Johnson earnings reflect approximately 83% of its pretax income after completion of its IPO during February 2009.

BRISTOL-MYERS SQUIBB COMPANY

Analysis of Biopharmaceuticals segment results

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, dollars in millions)

	Three months				Nine months

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

Net Sales	$4,788		$4,510		$13,775		$13,173

Gross Profit	3,500	73.1%	3,218	71.4%	10,154	73.7%	9,318	70.7%
Selling, General and Administrative	1,189	24.8%	1,271	28.2%	3,514	25.5%	3,803	28.9%
R&D	820	17.1%	779	17.3%	2,364	17.2%	2,303	17.5%
Equity in net income of affiliates	(138)	(2.8)%	(164)	(3.6)%	(433)	(3.1)%	(478)	(3.6)%
Other	(34)	(0.7)%	(71)	(1.6)%	(125)	(0.9)%	(88)	(0.7)%
Noncontrolling interest	447	9.3%	381	8.4%	1,278	9.2%	1,076	8.1%

Earnings from Continuing Operations Before Income Taxes	$1,216	25.4%	$1,022	22.7%	$3,556	25.8%	$2,702	20.5%

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and nine months ended September 30, 2009 compared to the three and nine months ended September 30, 2008. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2008
	2009	2008	% Change	2009	2008	% Change
Three Months Ended September 30, BioPharmaceuticals
Cardiovascular
Plavix	$1,554	$1,439	8%	$1,406	$1,263	11%	4%
Avapro/Avalide	329	334	(1)%	186	189	(2)%	(10)%
Virology
Reyataz	360	342	5%	186	176	6%	6%
Sustiva Franchise (total revenue)	315	294	7%	195	185	5%	10%
Baraclude	191	144	33%	41	36	14%	7%
Oncology
Erbitux	179	184	(3)%	175	182	(4)%	N/A
Sprycel	107	82	30%	28	21	33%	23%
Ixempra	28	25	12%	26	24	8%	N/A
Neuroscience
Abilify (total revenue)	653	564	16%	520	435	20%	25%
Immunoscience
Orencia	162	119	36%	126	97	30%	N/A
Metabolics
Onglyza	20	—	N/A	20	—	N/A	N/A

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2008
	2009	2008	% Change	2009	2008	% Change
Nine Months Ended September 30, BioPharmaceuticals
Cardiovascular
Plavix	$4,528	$4,134	10%	$4,095	$3,609	13%	4%
Avapro/Avalide	944	974	(3)%	538	547	(2)%	(9)%
Virology
Reyataz	1,013	963	5%	531	495	7%	7%
Sustiva Franchise (total revenue)	919	849	8%	579	531	9%	9%
Baraclude	522	388	35%	116	100	16%	12%
Oncology
Erbitux	516	567	(9)%	508	560	(9)%	N/A
Sprycel	302	224	35%	91	62	47%	20%
Ixempra	81	76	7%	74	75	(1)%	N/A
Neuroscience
Abilify (total revenue)	1,885	1,547	22%	1,519	1,186	28%	28%
Immunoscience
Orencia	434	312	39%	341	257	33%	N/A
Metabolics
Onglyza	20	—	N/A	20	—	N/A	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net Sales	$5,487	$5,254	$15,886	$15,348

Cost of products sold	1,562	1,634	4,436	4,874
Marketing, selling and administrative	1,117	1,208	3,258	3,507
Advertising and product promotion	361	362	1,085	1,101
Research and development	838	834	2,590	2,442
Acquired in-process research and development	—	—	—	32
Provision for restructuring, net	54	26	101	67

Litigation expense, net	—	30	132	32
Equity in net income of affiliates	(139)	(164)	(435)	(478)
Other (income)/expense, net (a)	(30)	169	(130)	188

Total expenses	3,763	4,099	11,037	11,765

Earnings from Continuing Operations Before Income Taxes	1,724	1,155	4,849	3,583
Provision for income taxes	434	308	1,340	896

Net Earnings from Continuing Operations	1,290	847	3,509	2,687

Net Earnings from Discontinued Operations	—	1990	—	2,046

Net Earnings	1,290	2,837	3,509	4,733

Net Earnings Attributable to Noncontrolling Interest	324	259	922	730

Net Earnings Attributable to Bristol-Myers Squibb Company	$966	$2,578	$2,587	$4,003

Earnings per Common Share from Continuing Operations Attributable to Bristol-Myers Squibb Company :
Basic	$0.49	$0.30	$1.30	$0.99
Diluted	$0.48	$0.29	$1.30	$0.98

Earnings per Common Share Attributable to Bristol-Myers Squibb Company:
Basic	$0.49	$1.30	$1.30	$2.02
Diluted	$0.48	$1.28	$1.30	$2.00

Average Common Shares Outstanding:
Basic	1,980	1,977	1,979	1,976
Diluted	1,984	2,002	1,982	2,004
(a) Other (income)/expense, net

Interest expense	$47	$84	$141	$237
Interest income	(13)	(37)	(40)	(111)
Loss/(Gain) on debt buyback and termination of interest rate swap agreements	4	—	(7)	—
ARS impairment charge	—	224	—	247
Foreign exchange transaction losses/(gains)	13	(51)	17	(34)
Gain on sale of product lines, businesses and assets	(17)	—	(84)	(9)
Medarex acquisition	(10)	—	(10)	—
Net royalty income and amortization of upfront and milestone payments received from alliance partners	(50)	(42)	(119)	(124)
Pension curtailment charge	—	—	25	—
Other, net	(4)	(9)	(53)	(18)

Other (income)/expense, net	$(30)	$169	$(130)	$188

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, dollars in millions)

Three months ended September 30, 2009

	Cost of products sold	Marketing, selling and administrative	Provision for restructuring, net	Other (income)/ expense, net	Total

Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$ 51	$—	$51
Accelerated depreciation and other shutdown costs	30	—	3	—	33
Process standardization implementation costs	—	21	—	—	21
Gain on sale of product lines, businesses and assets	—	—	—	(17)	(17)

Total PTI	30	21	54	(17)	88

Other:
Mead Johnson separation costs	—	6	—	—	6
Medarex acquisition	—	—	—	(10)	(10)
Debt buyback and swap terminations	—	—	—	4	4

Total	$30	$27	$ 54	$(23)	88

Income taxes on items above					(29)
Income taxes attributable to Mead Johnson separation					21

Decrease to Net Earnings					$80

Three months ended September 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total

Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$26	$—	$—	$26
Accelerated depreciation and other shutdown costs	53	—	—	—	—	—	53
Process standardization implementation costs	—	28	—	—	—	—	28

Total PTI	53	28	—	26	—	—	107

Other:
Litigation charges	—	—	—	—	30	—	30
Mead Johnson separation costs	—	9	—	—	—	—	9
Product liability	—	—	—	—	—	2	2
Upfront and milestone payments	—	—	37	—	—	—	37
ARS impairment charge	—	—	—	—	—	224	224

Total	$53	$37	$37	$26	$30	$226	409

Income taxes on items above							(87)

Decrease to Net Earnings							$322

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, dollars in millions)

Nine months ended September 30, 2009

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total

Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$92	$—	$—	$92
Accelerated depreciation, asset impairment and other shutdown costs	80	—	—	9	—	—	89
Pension curtailment charge	—	—	—	—	—	25	25
Process standardization implementation costs	—	65	—	—	—	—	65
Gain on sale of product lines, businesses and assets	—	—	—	—	—	(72)	(72)

Total PTI	80	65	—	101	—	(47)	199

Other:
Litigation charges	—	—	—	—	132	(10)	122
Mead Johnson separation costs	—	31	—	—	—	—	31
Mead Johnson gain on sale of trademark	—	—	—	—	—	(12)	(12)
Upfront and milestone payments	—	—	174	—	—	—	174
Medarex acquisition	—	—	—	—	—	(10)	(10)
Debt buyback and swap terminations	—	—	—	—	—	(7)	(7)
Product liability	8	—	—	—	—	(5)	3

Total	$88	$96	$174	$101	$132	$(91)	500

Income taxes on items above							(168)
Income taxes attributable to Mead Johnson separation							194

Decrease to Net Earnings							$526

Nine months ended September 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total

Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$67	$—	$—	$67
Accelerated depreciation and other shutdown costs	207	—	—	—	—	—	207
Process standardization implementation costs	—	64	—	—	—	—	64
Gain on sale and leaseback of properties	—	—	—	—	—	(9)	(9)

Total PTI	207	64	—	67	—	(9)	329

Other:
Litigation charges	—	—	—	—	32	—	32
Mead Johnson separation costs	—	10	—	—	—	—	10
Product liability	—	—	—	—	—	18	18
Upfront and milestone payments	—	—	88	—	—	—	88
Acquired in-process research and development	—	—	32	—	—	—	32
ARS impairment charge	—	—	—	—	—	247	247

Total	$207	$74	$120	$67	$32	$256	756

Income taxes on items above							(154)

Decrease to Net Earnings							$602

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, amounts in millions except per share data)

	GAAP	Q3 2009 Specified Items*	Non GAAP	GAAP	Q3 2008 Specified Items*	Non GAAP

Net Sales	$5,487		$5,487	$5,254		$5,254
Cost of Products Sold	1,562	(30)	1,532	1,634	(53)	1,581

Gross Profit	3,925	30	3,955	3,620	53	3,673
Gross Margin as% of Sales	71.5%	0.6%	72.1%	68.9%	1.0%	69.9%

Marketing Selling and Admin	1,117	(27)	1,090	1,208	(37)	1,171
Advertising and Product Promotion	361	—	361	362	—	362

Total SGA	1,478	(27)	1,451	1,570	(37)	1,533
SG&A as % of Sales	26.9%	(0.5)%	26.4%	29.9%	(0.7)%	29.2%

R&D	838	—	838	834	(37)	797
R&D as % of Sales	15.3%	—	15.3%	15.9%	(0.7)%	15.2%

Acquired in-process research and development	—			—	—	—
Provision for restructuring, net	54	(54)	—	26	(26)	—
Litigation expense, net	—	—	—	30	(30)	—
Equity in Net Income of Affiliates	(139)	—	(139)	(164)	—	(164)
Other (income)/expense, net	(30)	23	(7)	169	(226)	(57)

Earnings from Continuing Operations Before Income Taxes	$1,724	88	$1,812	$1,155	409	$1,564
Provision for income taxes	434	8	442	308	87	395

Net Earnings - Continuing Operations	$1,290	80	$1,370	$847	322	$1,169

Net Earnings - Discontinued Ops	—		—	1,990		1,990

Net Earnings	$1,290	80	$1,370	$2,837	322	$3,159
Net Earnings Attributable to Noncontrolling Interest	324		324	259		259

Net Earnings Attributable to Bristol-Myers Squibb Company	$966	80	$1,046	$2,578	322	$2,900

Net Earnings from Continuing Operations Attributable to Bristol-Myers Squibb Company	$966	80	$1,046	$588	322	$910
Contingently convertible debt interest expense and dividends attributable to unvested shares	(5)		(5)	(9)		(9)
Net Earnings used for Diluted EPS Calc - Continuing Operations-Attributable to Bristol-Myers Squibb Company	$961	80	$1,041	$579	322	$901

Avg Shares (Diluted)	1,984		1,984	2,002		2,002

Diluted EPS - Continuing Operations Attributable to Bristol-Myers Squibb Company	$0.48	0.04	$0.52	$0.29	0.16	$0.45

Net Earnings from Continuing Operations Attributable to Bristol-Myers Squibb Company as a % of sales	17.6%	1.5%	19.1%	11.2%	6.1%	17.3%
Net Earnings Attributable to Bristol-Myers Squibb Company as a % of sales	17.6%	1.5%	19.1%	49.1%	6.1%	55.2%

Effective Tax Rate	25.2%	(0.8)%	24.4%	26.7%	(1.4)%	25.3%

*	Please refer to the Specified Items schedules on previous pages for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited, amounts in millions except per share data)

	GAAP	YTD 2009 Specified Items*	Non GAAP	GAAP	YTD 2008 Specified Items*	Non GAAP

Net Sales	$15,886		$15,886	$15,348		$15,348
Cost of Products Sold	4,436	(88)	4,348	4,874	(207)	4,667

Gross Profit	11,450	88	11,538	10,474	207	10,681
Gross Margin as% of Sales	72.1%	0.5%	72.6%	68.2%	1.4%	69.6%

Marketing Selling and Admin	3,258	(96)	3,162	3,507	(74)	3,433
Advertising and Product Promotion	1,085	—	1,085	1,101	—	1,101

Total SGA	4,343	(96)	4,247	4,608	(74)	4,534
SG&A as % of Sales	27.3%	(0.6)%	26.7%	30.0%	(0.5)%	29.5%

R&D	2,590	(174)	2,416	2,442	(88)	2,354
R&D as % of Sales	16.3%	(1.1)%	15.2%	15.9%	(0.6)%	15.3%

Acquired in-process research and development				32	(32)	—
Provision for restructuring, net	101	(101)	—	67	(67)	—
Litigation expense, net	132	(132)	—	32	(32)	—
Equity in Net Income of Affiliates	(435)	—	(435)	(478)	—	(478)
Other (income)/expense, net	(130)	91	(39)	188	(256)	(68)

Earnings from Continuing Operations Before Income Taxes	$4,849	500	$5,349	$3,583	756	$4,339
Provision for income taxes	1,340	(26)	1,314	896	154	1,050

Net Earnings - Continuing Operations	$3,509	526	$4,035	$2,687	602	$3,289

Net Earnings - Discontinued Ops	—		—	2,046		2,046

Net Earnings	$3,509	526	$4,035	$4,733	602	$5,335
Net Earnings Attributable to Noncontrolling Interest	922		922	730		730

Net Earnings Attributable to Bristol-Myers Squibb Company	$2,587	526	$3,113	$4,003	602	$4,605

Net Earnings from Continuing Operations Attributable to Bristol-Myers Squibb Company	$2,587	526	$3,113	$1,957	602	$2,559
Contingently convertible debt interest expense and dividends attributable to unvested shares	(14)		(14)	(3)		(3)

Net Earnings used for Diluted EPS Calc - Continuing Operations-Attributable to Bristol-Myers Squibb Company	$2,573	526	$3,099	$1,954	602	$2,556

Avg Shares (Diluted)	1,982		1,982	2,004		2,004

Diluted EPS - Continuing Operations Attributable to Bristol-Myers Squibb Company	$1.30	0.26	$1.56	$0.98	0.30	$1.28

Net Earnings from Continuing Operations Attributable to Bristol-Myers Squibb Company as a % of sales	16.3%	3.3%	19.6%	12.8%	3.9%	16.7%
Net Earnings Attributable to Bristol-Myers Squibb Company as a % of sales	16.3%	3.3%	19.6%	26.1%	3.9%	30.0%

Effective Tax Rate	27.6%	(3.0)%	24.6%	25.0%	(0.8)%	24.2%

*	Please refer to the Specified Items schedules on previous pages for further details

BRISTOL-MYERS SQUIBB COMPANY

NET CASH CALCULATION

AS OF SEPTEMBER 30, 2009 AND JUNE 30, 2009

(Unaudited, dollars in millions)

	September 30, 2009	June 30, 2009
Cash and cash equivalents	$6,367	$7,507
Marketable securities-current	302	613
Marketable securities – long term	1,202	983
Short-term borrowings	(286)	(124)
Long-term debt	(6,307)	(6,235)

Net cash	$1,278	$2,744